Exhibit 4.1

DEPOSITARY AGREEMENT

THIS SECOND AMENDED AND RESTATED DEPOSITARY AGREEMENT is entered into as of August 2, 2016, (the “Agreement”), among Icahn Enterprises, L.P. (formerly American Real Estate Partners, L.P.), a Delaware limited partnership (the “Partnership”), Icahn Enterprises G.P. Inc. (formerly American Property Investors, Inc.), a Delaware corporation (the “General Partner”), and Computershare Inc., a Delaware corporation (the “Computershare”), and its fully owned subsidiary Computershare Trust Company, N.A., a federally chartered trust company (together with Computershare, the “Depositary”), effective as of the date of the Original Agreement (as hereinafter defined).

WHEREAS, the Partnership is a limited partnership formed pursuant to an Agreement of Limited Partnership dated as of May 12, 1987 by and among, the General Partner and the organizational limited partner, as amended and restated from time to time in accordance with its terms (the “Partnership Agreement”);

WHEREAS, the Partnership and the General Partner entered into a Depositary Agreement with the Depositary dated July 1, 1987, as amended by Amendment No. 1 to the Depositary Agreement dated February 22, 1995, and as amended and restated as of August 23, 2013, (as amended and restated,the “Original Agreement”), to appoint the Depositary to act as depositary in connection with the Partnership’s depositary units (the “Depositary Units”) representing limited partner interests;

WHEREAS, Section 10.2 of the Original Agreement provides that any provision of the Original Agreement may be amended upon mutual agreement of the Partnership and the Depositary, so long as such amendment does not impair the right of a Record Holder who is a Limited Partner to surrender a Depositary Unit and withdraw from deposit any of the Depositary Units evidenced thereby or to redeposit Units previously withdrawn from deposit and receive a Depositary Receipt evidencing such redeposited Units;

WHEREAS, the Partnership and the Depositary desire to amend and restate the Original Agreement to in compliance with Section 10.2 of the Original Agreement;

NOW, THEREFORE, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Capitalized terms not otherwise defined in this Agreement shall have the meanings ascribed to them in the Partnership Agreement.

ARTICLE II

DEPOSIT OF CERTIFICATES OF LIMITED

PARTNER INTERESTS; REPRESENTATIONS AND

WARRANTIES OF THE PARTNERSHIP

2.1           Deposit of Certificates of Limited Partner Interests. Pursuant to Section 9.01 of the Partnership Agreement, and subject to the terms and conditions of this Agreement, on the date of any issuance of Depositary Units by the Partnership, the General Partner shall either (i) deposit with the Depositary a Certificate or Certificates or (ii) in the case of uncertificated Depositary Units, provide evidence of a credit to the book-entry account maintained by the Registrar (as hereinafter defined), in either case evidencing the aggregate whole number of Depositary

Units so issued. Such deposit or book-entry credit shall be accompanied by (a) written instructions containing the name, address, social security or taxpayer identification number of and the number of Depositary Units to be issued to each investor in the Partnership, and (b) a written request that the Depositary execute and deliver to each such investor Depositary Receipts evidencing the Depositary Units, registered in the name of such investor, or book-entry credit in the name of such investor, in accordance with such written instructions. Each investor shall thereupon be recognized by the Partnership as a Record Holder as of the closing date of such issuance of Depositary Units.

2.2           Representations and Warranties of the Partnership. The Partnership represents and warrants that (a) upon delivery, each Certificate or book-entry will evidence validly issued, fully paid and non-assessable limited partner interests and (b) any Depositary Receipts duly executed and delivered by the Depositary under this Agreement will evidence validly issued, fully paid and non-assessable Depositary Units. The Depositary shall not be liable to any Person for any expense or damage incurred as the result of any breach by the Partnership of these representations and warranties, which shall survive the deposit of Certificates and the delivery of Depositary Receipts.

ARTICLE III

DEPOSITARY RECEIPTS

3.1           Delivery of Depositary Receipts. Subject to the terms and conditions of this Agreement, upon the deposit of one or more Certificates (or in the case of uncertificated Depositary Units, evidence of a book-entry credit) by the General Partner pursuant to Section 2.1 hereof, the Depositary shall execute and deliver Depositary Receipts in accordance with the written instructions of the General Partner accompanying such deposit.

3.2           Book-Entry. Depositary Receipts may be issued in the form of uncertificated Depositary Receipts. Such uncertificated Depositary Receipts shall be credited to a book entry account maintained by the Registrar (as defined herein).

3.3           Effect of Acceptance of Depositary Receipt. By acceptance of delivery of a Depositary Receipt, the person to whom such Depositary Receipt is delivered or the transferee thereof shall be deemed to be bound by the terms and conditions of this Agreement and the Depositary Receipt as each may be amended from time to time.

3.4           Form of Depositary Receipt; Denominations; Execution.

(a)          Depositary Receipts shall be engraved, printed or lithographed on steel-engraved borders and shall be substantially in the form of Exhibit A to this Agreement, with appropriate insertions, modifications and omissions as are required or permitted by this Agreement and shall be pre-numbered by the bank note company prior to delivery of the Depositary Receipts to the Depositary.

(b)          Pending the preparation of definitive Depositary Receipts, the Depositary, upon the written order of the Partnership, delivered in compliance with Section 2.01, shall execute and deliver temporary Receipts which may be engraved, printed or lithographed on steel-engraved borders or otherwise substantially of the tenor of the definitive Depositary Receipts in lieu of which they are issued and with such appropriate insertions, omissions, substitutions and other variations as the persons executing such Depositary Receipts may determine, as evidenced by their execution of such Depositary Receipts. If temporary Depositary Receipts are issued, the Partnership and the Depositary will cause definitive Depositary Receipts to be prepared without unreasonable delay. After the preparation of definitive Depositary Receipts, the temporary Depositary Receipts shall be exchangeable for definitive Receipts upon surrender of the temporary Depositary Receipts at the Corporate Office (as defined herein) or such other offices, if any, as the Depositary may designate, without charge to the Holder. Upon surrender for cancellation of any one or more temporary Depositary Receipts, the Depositary shall execute and deliver in exchange therefor definitive Receipts representing the same number of Depositary Shares as represented by the surrendered temporary Depositary Receipt(s). Such exchange shall be made at the Partnership’s expense and without any charge therefor. Until so exchanged, the temporary Depositary Receipts shall in all respects be entitled to the same benefits under this Agreement, and with respect to the Depositary Units deposited, as definitive Depositary Receipts.

(c)          Depositary Receipts shall be issuable in denominations of any number of Depositary Units, except that no Depositary Receipt shall represent a fraction of a Depositary Unit.

(d)          Depositary Receipts may be endorsed with, or have incorporated in the text thereof or be accompanied by such legends or recitals, attachments or changes, not inconsistent with the provisions of this Agreement and the Partnership Agreement, as may be required to comply with any applicable law or regulation or the rules and regulations of any securities exchange upon which the Depositary Units may be listed, or to conform with any usage with respect thereto, or to indicate any special limitation or restriction to which any particular Depositary Unit may be subject, or as may for any other reason be required.

(e)          Each Depositary Receipt represented by a Certificate shall be duly executed on behalf of the Depositary by the manual or facsimile signature of a duly authorized person of the Depositary. No Depositary Receipt represented by a Certificate shall be entitled to any benefit under the Partnership Agreement or this Agreement or be valid for any purpose unless it has been executed with such a signature.

(f)          Notwithstanding the foregoing or anything else herein, all or a portion of the Depositary Receipts may be held through The Depository Trust Company’s (“DTC”) book-entry settlement system. All Depositary Receipts accepted for book-entry settlement with DTC shall be represented by a single receipt (the “DTC Receipt”), which shall be deposited with DTC (or its custodian) evidencing all such Depositary Units and registered in the name of the nominee of DTC (initially Cede & Co.). The Depositary or such other entity as is agreed to by DTC may hold the DTC Receipt as custodian for DTC. Ownership of beneficial interests in the DTC Receipt shall be shown on, and the transfer of such ownership shall be effected through, records maintained by (i) DTC or its nominee for such DTC Receipt, or (ii) institutions that have accounts with DTC.

If issued, the DTC Receipt shall be exchangeable for definitive Depositary Receipts only if (i) DTC notifies the Partnership at any time that it is unwilling or unable to continue to make its book-entry settlement system available for the Depositary Receipts and a successor to DTC is not appointed by the Partnership within 90 days of the date the Partnership is so informed in writing, (ii) DTC notifies the Partnership at any time that it has ceased to be a clearing agency registered under applicable law and a successor to DTC is not appointed by the Partnership within 90 days of the date the Partnership is so informed in writing or (iii) the Partnership executes and delivers to DTC a notice to the effect that such DTC Receipt shall be so exchangeable. If the beneficial owners of interests in Depositary Units are entitled to exchange such interests for definitive Depositary Receipts as the result of an event described in the preceding sentence, then without unnecessary delay but in any event not later than the earliest date on which such beneficial interests may be so exchanged, the Depositary is hereby directed to and shall provide written instructions to DTC to deliver to the Depositary for cancellation the DTC Receipt, and the Partnership shall instruct the Depositary in writing to execute and deliver to the beneficial owners of the Depositary Units previously evidenced by the DTC Receipt definitive Depositary Receipts in physical form evidencing such Depositary Units. The DTC Receipt shall be in such form and shall bear such legend or legends as may be appropriate or required by DTC in order for it to accept the Depositary Units for its book-entry settlement system. Notwithstanding any other provision herein to the contrary, if the Depositary Receipts are at any time eligible for book-entry settlement through DTC, delivery of Units and other property in connection with the withdrawal of Depositary Units will be made through DTC and in accordance with its procedures, unless the holder of the relevant Depositary Receipt otherwise requests and such request is reasonably acceptable to the Depositary and the Partnership.

3.5           Numbering and Registration of the Depositary Receipts. All Depositary Receipts executed by the Depositary shall be issued in numerical order. The Record Holder of each number of Depositary Receipt shall be registered on the books of the Depositary and the Transfer Agent.

3.6           Combination and Split-Ups of Depositary Receipts. Upon surrender by the Record Holder, in person or by duly authorized attorney, of one or more Depositary Receipts at the Depositary’s corporate office located at 480 Washington Boulevard, 29th Floor, Jersey City, NJ 07310 (the “Corporate Office”), or any other office it may designate for such purpose, for split-up or combination, the Depositary shall, subject to the terms and conditions of this Agreement and the Partnership Agreement, execute and deliver one or more new Depositary Receipts in authorized denominations as requested, evidencing the same number of Depositary Units as evidenced by the Depositary Receipts surrendered.

3.7           Lost or Mutilated Depositary Receipts. If any Depositary Receipt is mutilated, destroyed, lost or stolen, the Depositary shall execute and deliver a Depositary Receipt of like form in substitution for the mutilated, destroyed, lost or stolen Depositary Receipt; provided, that the Depositary may require the Record Holder (a) to surrender any mutilated Depositary Receipt, (b) to file with the Depositary in a form and manner satisfactory to it, proof of the destruction, loss or theft, and of such Record Holder’s ownership, of the Depositary Receipt and (c) to furnish the Depositary with an open penalty surety bond for the benefit of the Depositary and the Partnership, satisfactory to the Depositary. The Depositary may charge holders an administrative fee for processing payment with respect to lost Depositary Receipts, which shall be charged only once in instances where a single surety bond obtained covers multiple Depositary Receipts in a single account.

3.8           Limitations on Exchange and Delivery, Transfer, Surrender and Exchange of Depositary Receipts. As a condition precedent to the execution and delivery, transfer, split-up, combination, surrender, or conversion or exchange of any Depositary Receipt, the Depositary may require (a) payment of a sum sufficient for reimbursement of any tax or governmental charge with respect thereto (including any such tax or charge with respect to Depositary Units being deposited or withdrawn), (b) production of proof satisfactory to it as to the identity and genuineness of any signature or endorsement or as to the due authorization of the action, (c) filing of such information and execution of such documents by the transferor and/or the transferee as may be required by the Partnership Agreement or otherwise be deemed necessary or appropriate by the Depositary and (d) compliance with such other conditions as may be imposed under applicable laws and regulations. The Depositary shall be entitled to rely upon, and shall not have any liability to the Partnership, the General Partner, any Record Holder or any other Person with respect to the content of any proof submitted to it pursuant to this Section 3.8, and shall have no obligation to inquire as to the truth and accuracy thereof.

3.9           Cancellation and Return of Surrendered Depositary Receipts. All Depositary Receipts surrendered to the Depositary shall be cancelled and disposed of in accordance with the regulatory obligations of the Depositary. The Depositary shall, in instances in which Depositary Units have been converted to limited partner interests pursuant to Article V hereof, return to the Partnership the corresponding Certificate, and shall retain other instruments, documents and records in accordance with the policies and regulations of the Depositary, federal securities laws and rules and regulations of any securities exchange upon which Depositary Receipts may be listed, and from time to time may deliver such instruments, documents and records in the form retained to the Partnership.

3.10         Supply of Depositary Receipts. The Partnership shall deliver to the Depositary from time to time such quantities of forms of Depositary Receipts as the Depositary may request to enable the Depositary to perform its obligations under this Agreement.

3.11         Filing Proofs, Certificates and Other Information. Any Record Holder or transferee thereof may be required from time to time to file such information, to execute such certificates and to make such representations and warranties as the Depositary or the General Partner may reasonably deem necessary or proper. The Depositary may withhold the delivery, transfer or exchange of any Depositary Receipt (or any distribution in respect thereof) until such information is filed or such certificates are executed or such representations or warranties are made.

3.12         Transfer, etc. The execution and delivery of Depositary Receipts may be suspended, or the transfer, split-up, combination, surrender, conversion, exchange or delivery of outstanding Depositary Receipts may be suspended during any period when the register of Record Holders is closed or at any time and from time to time because of any provision of the Partnership Agreement or this Agreement or any requirement of law, any governmental body or commission or any securities exchange upon which the Depositary Units underlying the Depositary Receipts may be listed, or when suspension is otherwise deemed necessary or advisable by the Partnership, the General Partner or the Depositary.

3.13         Registrar and Transfer Agent. Unless or until prohibited by law, regulation or securities exchange rule, the Depositary shall also be the Registrar and Transfer Agent for Depositary Receipts so long as it continues to be the depositary for the Partnership pursuant to this Agreement it being acknowledged by the parties hereto that the Registrar and Transfer Agent shall be entitled to terminate this Agreement and withdraw as Registrar, Transfer Agent or Depositary pursuant to Section 10.1 hereof.

ARTICLE IV

TRANSFER OF UNITS

4.1           Transferability. Subject to the terms and conditions of this Agreement and the Partnership Agreement, title to a Depositary Unit(s) may only be transferred upon surrender of the Depositary Receipt evidencing such Depositary Unit(s) by the holder thereof, in person or by duly authorized attorney, to the Depositary at the Corporate Office or at any other office the Depositary may designate for the purpose, properly endorsed and properly signature guaranteed or accompanied by an instrument of transfer executed by the transferor. Upon surrender of a Depositary Receipt for registration or transfer, and subject to the provisions of the Partnership Agreement, the appropriate officers of the General Partner on behalf of the Partnership shall execute and deliver, and the Depositary shall countersign and deliver, in the name of the holder or the designated transferee or transferees, as required pursuant to the holder’s instructions, one or more new Depositary Receipts evidencing the same aggregate number and type of Depositary Units as was evidenced by the Depositary Receipts so surrendered. Until any such transfer is so recorded and recognized the Depositary shall treat the transferor of such Depositary Units as the Record Holder thereof notwithstanding any notice to the contrary or notwithstanding any notation or other writing on the Depositary Receipt evidencing such Depositary Units.

4.2           Issuance of New Depositary Receipts. At the option of the transferee, the Depositary shall, upon satisfaction of the provisions of Section 4.1. hereof, execute and deliver to the transferee one or more new Depositary Receipts representing, in the aggregate, the number of Depositary Units as to which such transferee has been recorded on the books of the Depositary as the Record Holder.

4.3           Transfers of Depositary Units Held in Book-Entry Form. Anything contained herein to the contrary notwithstanding, Depositary Units held in book-entry form shall be transferred through DTC’s book-entry settlement system as set forth in Section 3.4(f) hereof.

ARTICLE V

WITHDRAWAL AND REDEPOSIT OF UNITS

5.1           Surrender of Depositary Receipts. Any Record Holder who is a Limited Partner of the Partnership desiring to surrender his Depositary Receipts and withdraw his Depositary Units from deposit may do so by delivering to the Depositary at the Corporate Offices or such other office as the Depositary may designate, his Depositary Receipts, in person or by duly authorized attorney, properly endorsed in blank or accompanied by a properly executed instrument of transfer (which may be in blank form). Such delivery shall be accompanied by written instructions which set forth an intention by the Record Holder to surrender his Depositary Receipts and withdraw his Depositary Units from deposit, together with such other instruments or documents as the General Partner or the Depositary may deem necessary or desirable. The Depositary shall deliver a copy of such instructions to the Partnership at the Partnership’s sole cost and expense.

5.2           Issuance of Certificates of Limited Partner Interests. Upon receipt of those instructions from the Depositary as set forth in Section 5.1, the Partnership shall cause a Certificate evidencing the limited partner interests corresponding to the surrendered Depositary Receipts to be delivered to the Record Holder as promptly as possible following the surrender of the Depositary Receipts. The Partnership will promptly notify the Depositary to cancel the Depositary Receipts, to deliver to the Partnership the Certificate held by the Depositary corresponding to the Depositary Receipts to be cancelled and to adjust its records accordingly.

5.3           Representations and Warranties by Record Holder. Each Record Holder surrendering one or more Depositary Receipts under Section 5.1 shall be deemed thereby to represent and warrant that (a) he or it is a Limited Partner of the Partnership, (b) he or it is, or is duly authorized to be, acting for a Record Holder and (c) to the best of such Record Holder’s knowledge, each Depositary Unit evidenced by such Depositary Receipt is validly issued. The Depositary shall not be liable to the Partnership, any Record Holder or any other Person for any expense or damage incurred as a result of any breach by such Record Holder of the foregoing representations and warranties, which shall survive the surrender of Depositary Receipts.

5.4           Redeposit.

(a)          Units withdrawn from deposit may be redeposited by a Record Holder (a “Depositor”) by depositing with the Depositary the Certificate evidencing such Units. Redeposit of Units that have been withdrawn shall be subject to receipt by the Depositary of 60 days’ advance written notice and a check, made payable to the Depositary, in the amount of five (5) dollars for each one hundred (100) Units so redeposited and to such other conditions as may be prescribed in the Partnership Agreement. Any amounts so received by the Depositary shall be applied by the Depositary to amounts owed by the Partnership to the Depositary. In the event that such notice is not accompanied by such payment, the Depositary shall nevertheless perform in accordance with the instructions contained in the notice. The Depositary shall promptly notify the Partnership of any redeposit of Units.

(b)          Upon each delivery to the Depositary of Certificate(s) to be redeposited, the Depositary shall, as soon as transfer and recordation can be accomplished, present such Certificate(s) to the Partnership for transfer and recordation of the Units being deposited in the name of the Depositary.

(c)          Upon receipt of Certificate(s) from the Partnership in the name of the Depositor, the Depositary shall issue and deliver at its Corporate Office to or upon the order of the Person(s) designated by the Depositor, a Depositary Receipt or Receipts registered in the name or names and representing the number of Depositary Units requested.

ARTICLE VI

DUTIES OF DEPOSITARY

6.1           Reports.

(a)          The Depositary shall make available for inspection by Record Holders at the Corporate Office and at such other office or offices as it may designate, during normal business hours, and shall, as required, furnish to the Securities and Exchange Commission (the “Commission”) any report, financial statement or communication received from the Partnership or the Managing General Partner that is both (i) received by the Depositary as the depositary of Certificates and (ii) made generally available to Record Holders.

(b)          The Depositary shall keep all records required to be kept, for the periods specified, and shall file with the Commission all materials required so to be filed, under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, by virtue of its agreement to act as Depositary and as Transfer Agent under this Agreement. A copy of any material filed by the Depositary with the Commission shall be mailed to the Partnership and the General Partner within two business days after its filing. To the extent that any such filing requires information from the Partnership or the General Partner, such information shall be furnished to the Depositary by the Partnership or the General Partner in sufficient quantity and a sufficient time in advance of the date the filing is required to be made to enable the Depositary to comply with such requirements.

6.2           Lists of Record Holders. Upon the written request of the Partnership, the Depositary shall as promptly as practicable furnish to the Partnership a list, as of the date specified in such request, of the names, addresses and social security or taxpayer identification numbers of all Record Holders.

6.3           Maintenance of Offices and Transfer Books by Depositary.

(a)          The Depositary shall maintain at its Corporate Office, and at such office or offices as it may designate, facilities for the execution, transfer, split-up, combination, surrender, conversion, exchange and delivery of Depositary Receipts.

(b)          The Depositary shall keep books at its Corporate Office for the transfer of Depositary Receipts. The books shall be open during normal business hours for inspection by the Record Holders upon demonstration of a valid business purpose for such inspection.

(c)          The Depositary may close the transfer books, at any time or from time to time, when deemed expedient by it in connection with the performance of its duties under this Agreement.

(d)          The Depositary may maintain such books in customary electronic form.

ARTICLE VII

INFORMATION AND DISTRIBUTION

7.1           Duty to Furnish and Transmit Certain Information. The Partnership is required by the Partnership Agreement to furnish to Record Holders certain reports and notices. To facilitate the furnishing of such reports and notices, the Depositary shall, at the General Partner’s request, furnish to the Partnership, as promptly as practicable, the name and address of each Person who was a Record Holder on any record date previously established by the General Partner. The Partnership may, in its sole discretion, elect to furnish any or all reports or notices pursuant to the Partnership Agreement to the Depositary and direct the Depositary to distribute to Record Holders any or all of such reports or notices. If the Partnership shall elect to direct the Depositary to furnish any report or notice, the Partnership shall furnish to the Depositary a sufficient quantity of each such report or notice for transmittal to Record Holders, accompanied by directions to the Depositary as to the Persons to whom such reports or notices are to be transmitted. Upon receipt of any such report or notice and directions, the Depositary shall, within five business days and at the Partnership’s expense, mail such report or notice to the Persons specified in such directions. The Depositary shall be entitled to rely upon, and shall not have any liability to the Partnership, any Record Holder or any other Person for distribution of such reports or notices in accordance with such directions, and the Depositary shall not have any liability to the Partnership, any Record Holder or any other Person with respect to the content (including the truth, accuracy, completeness or fairness thereof, or the conformity thereof to the requirements of the Partnership Agreement or applicable law) of any such report.

7.2           Distributions. As provided in the Partnership Agreement, the Partnership may from time to time make distributions to Record Holders. To facilitate the making of any distributions, the Depositary shall, at the General Partner’s request, furnish to the Partnership, as promptly as practicable, (i) the name and address of each Person who was a Record Holder on any record date previously established by the General Partner and (ii) the number of Depositary Units (or Units in the case of Record Holders who have surrendered their Depositary Receipts) registered in the name of such Record Holder on any such record date. The Partnership may, in its sole discretion, elect to make any such distribution directly or elect to direct the Depositary to make any such distribution to Record Holders. If the Partnership shall elect to direct the Depositary to make such cash distribution, then at least ten business days before the distribution is to be made, the Partnership shall furnish to the Depositary directions as to the Persons to whom such distributions are to be made, the amount to be distributed to each Person, the rate of distribution, and the date on or prior to which such distribution is to be made.

(a)          In the event of a cash distribution, along with such directions, the Partnership shall provide the Depositary with sufficient funds as necessary to make such distributions. In connection therewith, a separate disbursement account for cash distributions shall be set up, and the Depositary shall be the sole signatory thereof. The Depositary shall, not later than the date specified in the Partnership’s directions, deliver to the Record Holders funds in conformity with such directions and at the expense of the Partnership.

(b)           In the event of a distribution other than cash, along with such directions, the Partnership shall provide the Depositary with sufficient securities, rights, preferences, privileges or property, as applicable, as necessary to make such distributions. The Depositary shall, not later than the date specified in the Partnership’s directions, deliver to the Record Holders securities, rights, preferences, privileges or property, as applicable, as applicable in conformity with such directions and at the expense of the Partnership.

(c)          Notwithstanding the foregoing, the amounts to be so distributed may be reduced by any amount required to be withheld by the Partnership or the Depositary on account of taxes or other charges which are the expense of the Record Holders. The Depositary shall be entitled to rely upon, and shall not have any liability to the

Partnership, any Record Holder or any other Person for making any distribution or withholding any such amounts in accordance with such directions.

(d)All funds received by Computershare under this Agreement that are to be distributed or applied by Computershare in the performance of Services (the “Funds”) shall be held by Computershare as agent for the Company and deposited in one or more bank accounts to be maintained by Computershare in its name as agent for the Company. Until paid pursuant to this Agreement, Computershare may hold or invest the Funds through such accounts in: (i) obligations of, or guaranteed by, the United States of America, (ii) commercial paper obligations rated A-1 or P-1 or better by Standard & Poor's Corporation (“S&P”) or Moody's Investors Service, Inc. (“Moody’s”), respectively, (iii) money market funds that comply with Rule 2a-7 of the Investment Company Act of 1940, or (iv) demand deposit accounts, short term certificates of deposit, bank repurchase agreements or bankers’ acceptances, of commercial banks with Tier 1 capital exceeding $1 billion or with an average rating above investment grade by S&P (LT Local Issuer Credit Rating), Moody’s (Long Term Rating) and Fitch Ratings, Inc. (LT Issuer Default Rating) (each as reported by Bloomberg Finance L.P.). Computershare shall have no responsibility or liability for any diminution of the Funds that may result from any deposit or investment made by Computershare in accordance with this paragraph, including any losses resulting from a default by any bank, financial institution or other third party. Computershare may from time to time receive interest, dividends or other earnings in connection with such deposits or investments. Computershare shall not be obligated to pay such interest, dividends or earnings to the Company, any holder or any other party.

7.3           Voting. Upon receipt from the Partnership of notice of any meeting at which Record Holders are entitled to vote or of which they are entitled to notice, the Depositary shall, at the request of the Partnership, mail to each Record Holder, as of the Record Date specified in the notice of meeting, a copy of the notice. At least ten business days before the notice is to be mailed the Partnership shall furnish sufficient copies of said statement to accomplish the foregoing notice. Whether or not a Record Holder is entitled to vote on any matter concerning the Partnership shall be governed by the terms of the Partnership Agreement and applicable law.

ARTICLE VIII

STATUS AND OTHER ACTIVITIES OF DEPOSITARY;

IMMUNITIES, INDEMNIFICATION

8.1           Depositary Not a Trustee, Issuer, etc. The Depositary is not a trustee. The Depositary shall have no right or legal or equitable title to Certificates deposited under this Agreement or the Units evidenced thereby. The Depositary shall have no right or power to sell, invest in, pledge, mortgage or borrow against any Certificates deposited under this Agreement or the Units evidenced thereby. It is intended that the Depositary in its capacity as depositary not be needed to be an “issuer” or “underwriter” of securities under the Federal securities laws or applicable state securities laws, it being expressly understood and agreed that the Depositary is acting only as a ministerial depositary for Certificates and the Units evidenced thereby.

8.2           Other Activities of Depositary. The Depositary may own and deal in, and act as registrar or transfer agent for, any class of securities of the Partnership (including Certificates, Depositary Receipts, Units and Depositary Units), the General Partner or Affiliates of the General Partner.

8.3           Immunities. Neither the Depositary, the General Partner or any Affiliates of the General Partner (i) assumes any obligation or shall be subject to any liability under this Agreement to any Record Holder or their transferees, other than that each of them agrees to use its best judgment and good faith in the performance of such duties as are specifically set forth in this Agreement; (ii) shall be under any obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of Certificates (or the Units evidenced thereby) or Depositary Receipts (or the Depositary Units evidenced thereby) that in its opinion may involve it in expense or liability unless indemnity, in addition to that provided by Section 8.4, satisfactory to it against all expense and liability be furnished as often as may be required; or (iii) shall be liable for any action or nonaction by it in reliance upon the oral or written instructions of the Partnership or its authorized representatives, advice of or information from legal counsel, accountants, any person presenting Units for deposit, any Record Holder or their assignees, or any other Person believed by it in good faith to be competent to give such advice or information. The Depositary, the General Partner and any Affiliates of the General Partner each may rely and shall be protected in acting upon any written notice, request, direction or other document believed by it to be genuine and to have been signed or presented by the proper Person or Persons.

8.4           Indemnification.

(a)          The Depositary shall indemnify and hold harmless the Partnership, the General Partner and the officers, directors and employees of the General Partner from any loss, liability or damage incurred or suffered by any such Person, including attorneys’ fees, due to the fraud, gross negligence or willful or criminal misconduct of the Depositary. Notwithstanding anything contained herein to the contrary, the Depositary’s aggregate liability during any term of this Agreement with respect to, arising from, or arising in connection with this Agreement, or from all Services provided or omitted to be provided under this Agreement, whether in contract, or in tort, or otherwise, is limited to, and shall not exceed, the amounts paid hereunder by the Partnership to Depositary as fees and charges, but not including reimbursable expenses during the twelve (12) months immediately preceding the event for which recovery from Depositary is being sought.

(b)          The Partnership and the General Partner hereby represent and warrant that they will indemnify and hold harmless the Depositary, the Depositary’s directors, officers, employees, servants, agents or contractors, or their affiliates, or their heirs, successors or assigns (individually, the “Indemnitee”) incurred by them or any one of them at any time after the date of this Agreement from and against any and all, but not limited to, losses, damages, claims, demands, actions, suits, proceedings, liabilities (joint and several), judgments, fines, penalties, awards, settlements, costs or expenses of any nature, including reasonable attorneys’ fees brought against, incurred, suffered, or sustained by them, or any of them, for reasons arising by, through or as a result of any and all claims, demands, actions, suits or civil, criminal or administrative or investigative proceedings in which the Indemnitee may be involved or threatened to be involved, as a party of otherwise, by reason of (i) this Agreement, the Partnership Agreement or any agreements related thereto; (ii) the Indemnitee, acting pursuant to the terms of this Agreement, or (iii) the activities of the Partnership, General Partner or their affiliates, the Record Holders or Limited Partners; provided, however, that any such indemnification shall only be from the assets of the Partnership and the General Partner and not from the Record Holders or their assigns. Unless such claim, demand, action, suit or proceeding arises out of the willful, intentional or criminal misconduct, gross negligence or fraud of the Indemnitee, expenses incurred by an Indemnitee in defending any claim, demand, action, suit or proceeding will be paid by the Partnership or the General Partner within twenty (20) days of demand for payment by the Indemnitee and prior to the final disposition of such claim, demand, action, suit or proceeding. Notwithstanding the foregoing, no Indemnitee whose willful, intentional or criminal misconduct, gross negligence or fraud caused the loss, damages, claims, demands, actions, suits, proceedings, liabilities (joint and several), judgments, fines, penalties, awards, settlements, costs or expenses of any nature, including reasonable attorney’s fees may receive such indemnification and any such Indemnitee who has received payment for expenses pursuant to the previous sentence shall be obligated to repay the amount of such payment to the Partnership or the General Partner, as the case may be, promptly after it has been determined that such Indemnitee was not entitled to be so indemnified; however, the termination of any action, suit or proceeding by judgment, order, settlement, or conviction upon a plea of nolo contendere or its equivalent, shall not, in and of itself, create a presumption or otherwise constitute evidence that the Indemnitee’s acts were willful, criminal or intentional misconduct, gross negligence, or fraud on its part. The representations and warranties contained herein shall survive the date and termination of this Agreement.

8.5           Tax Matters. The Depositary shall not have any duty, obligation or liability with respect to (i) allocation and distribution of Federal tax benefits and responsibilities respecting the Partnership, the General Partner or the Record Holders or (ii) any income or other tax reporting obligations imposed upon the Partnership or any Record Holder to the Internal Revenue Service or any other Federal, state or local taxing authority.

8.6.Damages. Neither party to this Agreement shall be liable to the other party for any consequential, indirect, special or incidental damages under any provisions of this Agreement or for any consequential, indirect, punitive, special or incidental damages arising out of any act or failure to act hereunder even if that party has been advised of or has foreseen the possibility of such damages.

ARTICLE IX

EXPENSES AND CHARGES

9.1           General. The Depositary shall be reimbursed for its services by the Partnership in amounts equal to the amounts as shall be agreed upon by the Partnership and the Depositary from time to time.

9.2           Governmental Charges. If any tax or other governmental charge becomes payable with respect to a Certificate or a Depositary Receipt or Units or Depositary Unit evidenced thereby or with respect to the deposit, transfer or surrender of any of the foregoing, such tax (including transfer tax, if any) or governmental charge shall be payable by the appropriate Record Holder. Transfer of a Depositary Receipt or conversion of the underlying Depositary Units into Units may be refused until such payment is made, and any distribution may be withheld and be applied to payment of such tax or other governmental charge, with such Record Holder remaining liable for any deficiency.

ARTICLE X

RESIGNATION AND REMOVAL OF DEPOSITARY;

AMENDMENT AND TERMINATION OF AGREEMENT

10.1         Resignation and Removal of Depositary; Appointment of Successor Depositary.

(a)          The Depositary may at any time resign as Depositary under this Depositary Agreement upon sixty (60) days’ written notice of its election to do so delivered to the Partnership, such resignation to take effect upon the appointment of a successor depositary and its acceptance of such appointment as hereinafter provided. The Depositary may terminate its obligations under this Agreement ten (10) days after a demand for payment of unpaid invoices is delivered in writing to the Partnership and the Partnership has not responded with payments as demanded.

(b)          The Depositary may at any time be removed by the Partnership upon sixty (60) days’ written notice of removal delivered by the Partnership to the Depositary. Such removal shall be effective upon the appointment of a successor depositary and its acceptance of such appointment as hereinafter provided.

(c)          If the Depositary resigns or is removed, the Partnership shall, after the delivery of the notice of resignation or removal, as the case may be, appoint a successor depositary. If no successor has been appointed within seventy-five (75) days of the delivery of the notice of resignation or removal, the General Partner shall become the successor depositary. Any successor depositary shall execute and deliver to its predecessor and to the Partnership an instrument accepting its appointment, and thereupon such successor depositary, without any further act or deed, shall become fully vested with all the rights, powers, duties and obligations of its predecessor. The predecessor, upon payment of any sum due it and on the written request of the Partnership and at the Partnership’s sole expense shall execute and deliver an instrument transferring to the successor depositary all rights and powers of the predecessor under this Agreement, shall duly deliver to and deposit with the successor depositary all Certificates theretofore on deposit with the predecessor and shall deliver to the successor depositary a list of the Record Holders of all outstanding Depositary Units and Units and all records and books maintained by it. Any successor depositary shall promptly mail notice of its appointment to the Record Holders.

(d)          Any corporation into or with which the Depositary may be merged or consolidated shall be the successor of the Depositary without the execution or filing of any document of any further act.

10.2         Amendment.

(a)          Any provision of this Agreement, including the form of Depositary Receipt, may at any time and from time to time be amended in any respect by mutual agreement of the Partnership and the Depositary, so long as such amendment does not impair the right of a Record Holder who is a Limited Partner to surrender a Depositary Unit and withdraw from deposit any of the Depositary Units evidenced thereby or to redeposit Units previously withdrawn from deposit and receive a Depositary Receipt evidencing such redeposited Units.

(b)          Any amendment of this Agreement that imposes any fee, tax or charge (other than fees and charges provided for in this Agreement) upon, or otherwise adversely affects the rights of, Record Holders shall not be effective until the expiration of 30 days after notice of the amendment has been given to the Record Holders.

(c)          The Depositary shall give notice of any amendment of this Agreement to each securities exchange upon which Depositary Units may be listed and shall also give notice thereof in writing to all Record Holders. In the discretion of the Depositary, the text or substance of any amendment may be incorporated in the Depositary Receipts issued after its adoption.

(d)          Every Record Holder at the time any amendment of this Agreement becomes effective shall be deemed, by continuing to hold a Depositary Receipt evidencing Depositary Units, to consent and agree to the amendment and to be bound by this Depositary Agreement as amended thereby.

10.3         Termination.

(a)          The Depositary shall terminate this Agreement, whenever directed to do so by the Partnership, by mailing, at the Partnership’s sole expense, notice of termination to the Record Holders at least 60 days before the date fixed for the termination in such notice.

(b)          Upon termination of this Agreement, the Depositary shall discontinue the transfer of Depositary Units, shall suspend the distribution of reports, notices and disbursements to Record Holders, shall be discharged from all obligations under this Agreement, except for its obligations under Section 8.4 hereof, and shall not give any further notice (other than notice of such termination) or perform any further act under this Agreement except, if such termination is not in connection with the execution of a new Agreement with a new Depositary, that the Depositary shall, at the Partnership’s sole expense, continue to accept Depositary Receipts and written instructions for the surrender thereof pursuant to Section 5.1 hereof and shall return such instructions to the presenter thereof, along with notice as to the appropriate recipient, as indicated by the Partnership, to whom such instructions should be sent. Upon request of the Partnership, the Depositary shall deliver all books, records, Certificates, Depositary Receipts and other documents respecting the subject matter of this Agreement to the Partnership.

(c)          Upon termination of this Agreement, the Partnership, the General Partner and the Record Holders shall be discharged from all obligations under this Agreement, except for the obligations of the Partnership and the Managing General Partner under Section 8.4 and Article IX hereof.

ARTICLE XI

MISCELLANEOUS

11.1         Counterparts. This Agreement may be executed in any number of counterparts, which shall constitute one and the same instrument. Copies of this Agreement shall be filed with the Depositary and shall be open to inspection during normal business hours at the Depositary’s Corporate Office by any Record Holder.

11.2         Invalidity of Provisions. If any provision of this Agreement or of the Depositary Receipts is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein or therein shall not be affected thereby.

11.3         Notices. Any notice or communication by Agent or Company to the other pursuant to this Agreement is duly given if in writing and delivered in person or sent by overnight delivery service or first class mail, postage prepaid, to the other’s address specified below:

To the Partnership:

Icahn Enterprises L.P.

767 Fifth Avenue, 47th floor

New York, New York 10153

Attn:   General Counsel

To the Managing Partner:

Icahn Enterprises G.P. Inc.

767 Fifth Avenue, 47th floor

New York, New York 10153

Attn:   General Counsel

To the Depositary:

Computershare Inc.

480 Washington Blvd., 29th Floor

Jersey City, New Jersey 07310

Attn:   Stephen R. Jones

(a)          Any notice to be given to any Record Holder shall be deemed to have been duly given if personally delivered or sent by mailL, addressed to such Record Holder at the address of such Record Holder as it appears on the books of the Depositary or if such Record Holder has filed with the Depositary a written request that notices intended for such Record Holder be mailed to some other address, at the address designated in such request.

(b)          Any notice shall be deemed given, unless earlier received, (i) if sent by certified or registered mail, return receipt requested, or by first-class mail, five calendar days after being deposited in the United States mails, postage prepaid, (ii) if sent by United States Express Mail, two calendar days after being deposited in the United States mails, postage prepaid, or (iii) if delivered by hand, on the date of receipt.

11.4         Holders of Receipts are Parties. The holders of Receipts and their transferees from time to time shall be, and shall be deemed to be, parties to this Agreement and shall be bound by all the terms and conditions hereof and of the Depositary Receipts by acceptance thereof.

11.5         Binding Effects. No party to this Agreement, other than a Record Holder, may sell, transfer or otherwise convey any of its rights, or delegate any of its duties, under this Agreement without the prior written consent of all other parties hereto except that the Depositary may, in its discretion, delegate those ministerial duties which are so delegated in the normal course of its business; provided, however, that any merger, sale or reorganization of any party shall not constitute a sale, assignment, transfer, conveyance or delegation for this purpose. Any attempted sale, assignment, transfer, conveyance or delegation in violation of this Section 11.5 shall be void.

11.6         Pronouns and Plurals. Whenever the context may require, any pronoun used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.

11.7         Governing Law. This Agreement and the Depositary Receipts and all rights hereunder and thereunder and provisions hereof and thereof shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed in said State, without regard to conflicts of law principals thereof

11.8         Captions. The headings of articles and sections in this Agreement and in the form of Depositary Receipt set forth in Exhibit A hereto have been inserted for convenience only and are not to be regarded as a part of this Agreement or of any Depositary Receipt or to have any bearing upon the meaning or interpretation of any provisions contained herein or in the Depositary Receipt.

11.9Further Assurances. The Partnership shall perform, acknowledge and deliver or cause to be performed, acknowledged and delivered all such further and other acts, documents, instruments and assurances as may be reasonably required by the Depositary for the carrying out or performing by the Depositary of the provisions of this Agreement.

11.10Confidentiality. The Depositary and the Company agree that all books, records, information and data pertaining to the business of the other party, including inter alia, personal, non-public record holder information, which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement including the fees for services set forth in the attached schedule shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required by law, including, without limitation, pursuant to subpoenas from state or federal government authorities (e.g., in divorce and criminal actions).

11.11Counterparts. A signature to this Agreement transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

11.12Force Majeure. Notwithstanding anything to the contrary contained herein, the Depositary will not be liable for any delays or failures in performance resulting from acts beyond its reasonable control including, without limitation, acts of God, terrorist acts, shortage of supply, breakdowns or malfunctions, interruptions or malfunction of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war, or civil unrest.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Depositary Agreement as of the date first above written.

ICAHN ENTERPRISES, L.P.

By:	Icahn Enterprises G.P.,
Inc., the general partner

By:	/s/ Keith Cozza
Name:	Keith Cozza
Title:	President, Chief Executive Officer and Director

ICAHN ENTERPRISES G.P. INC.

By:	/s/ Keith Cozza
Name:	Keith Cozza
Title:	President, Chief Executive Officer and Director

COMPUTERSHARE INC.

By:	/s/ Dennis V. Moccia
Name:	Dennis V. Moccia
Title:	Manager, Contract Administration

EXHIBIT A